SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549


                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[X ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant toss.240.14a-12

                         CBL & ASSOCIATES PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[  ]     Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4)
         and 0-11.
 1)      Title of each class of securities to which transaction applies:

 2)      Aggregate number of securities to which transaction applies:

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 4)      Proposed maximum aggregate value of transaction:

 5)      Total fee paid:


[  ]     Fee paid previously with preliminary materials.
[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
 1) Amounts Previously Paid:

 2) Form, Schedule or Registration Statement No.:

 3) Filing Party:

 4) Date Filed:

                 [CBL & ASSOCIATES PROPERTIES, INC LETTERHEAD]



                              April 1, 2005



Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders which will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 9, 2005 at 4:00 p.m. (EDT).

     The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

     I look forward to personally meeting all stockholders who are able to attend.

                            Sincerely,

                            /s/ Charles B. Lebovitz

                            Chairman of the Board and
                            Chief Executive Officer

                        CBL & ASSOCIATES PROPERTIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   May 9, 2005



NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 9, 2005 at 4:00 p.m. (EDT) for the following purposes:

1. To re-elect four directors to serve for a term of three years and until their respective successors are elected and qualified;

2. To act upon a proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock (the "Common Stock"), par value $.01 per share, from 95,000,000 to 180,000,000 shares;

3. To act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2005; and

4. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on March 14, 2005, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     Whether or not you plan to attend the meeting, we urge you to sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Returning your Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

                                   By Order of the Board of Directors

                                   /s/ Stephen D. Lebovitz

                                   President and Secretary

Chattanooga, Tennessee
April 1, 2005

                                 PROXY STATEMENT

                        CBL & ASSOCIATES PROPERTIES, INC.
                            2030 Hamilton Place Blvd.
                                    Suite 500
                                   CBL Center
                          Chattanooga, Tennessee 37421

                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 9, 2005


                                     PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") of the Company to be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 9, 2005, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense. Although the Company presently does not intend to retain a solicitor to assist in the solicitation of proxies, the Company may retain a paid solicitor if it becomes necessary to obtain the required vote. If the Company elects to retain such a paid solicitor, the Company anticipates that the cost of such services shall be approximately $25,000.

     The Company anticipates mailing proxy materials and the Annual Report for the Company's fiscal year ended December 31, 2004, on or about April 1, 2005, to stockholders of record as of March 14, 2005.


                                VOTING SECURITIES

Record Date and Shares Entitled to Vote

     Only stockholders of record at the close of business on March 14, 2005 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company's Common Stock, par value $.01 per share, outstanding on such date and entitled to vote was 31,399,138 shares.

Quorum Requirements

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

     The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Annual Meeting is required for the election of directors. The approval of the proposed amendment to the Company's Certificate of Incorporation will require the affirmative vote of the holders of a majority of the Company's issued and outstanding shares of Common Stock, voting as a class. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of the independent public accountants. Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted, no cumulative voting rights are authorized and dissenters' rights are not applicable to these matters.

Voting Procedures

     A proxy card is being mailed to each holder of shares of the Company's Common Stock for voting with respect to each stockholder's shares of Common Stock. Stockholders holding shares of Common Stock should complete, sign and return to the Company the proxy card.

     Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions and broker non-votes, other than with respect to the election of directors, will generally have the same effect as negative votes.

     Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

ELECTION OF DIRECTORS

     The Board of Directors currently consists of nine members divided into three classes (having two, three and four members, respectively) serving staggered three-year terms. Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), a majority of the directors must be unaffiliated ("Independent Directors") with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates ("CBL's Predecessor"). Each year the term of office of one class of directors expires.

     Upon the recommendation of the Company's Nominating/Corporate Governance Committee, the Board of Directors intends to present for action at the Annual Meeting the re-election of Charles B. Lebovitz, Claude M. Ballard, Gary L. Bryenton and Leo Fields, whose present terms expire in 2005, to serve for a term of three years and until their successors are duly elected and shall qualify. Mr. Lebovitz is Chairman of the Board and Chief Executive Officer of the Company. Mr. Ballard, Mr. Bryenton and Mr. Fields are three of the Company's six Independent Directors. Mr. Ballard currently serves as the Chairman of the Company's Compensation Committee and as a member of the Company's Audit and Nominating/Corporate Governance Committees, Mr. Bryenton currently serves as the Chairman of the Company's Nominating/Corporate Governance Committee and as a member of the Company's Audit Committee, and Mr. Fields serves as a member of the Company's Executive Committee.

     Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

                                    Nominees

     Set forth below is information with respect to the nominees for election:


Name                          Age      Current Position*
------------------------- ------------ ----------------------------------------
Charles B. Lebovitz            68      Chairman of the Board of Directors and
                                       Chief Executive Officer

------------------------- ------------ ----------------------------------------
Claude M. Ballard              75      Director

------------------------- ------------ ----------------------------------------
Leo Fields                     76      Director

------------------------- ------------ ----------------------------------------
Gary L. Bryenton               65      Director
------------------------- ------------ ----------------------------------------

* The position shown represents the individual's position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the "Management Company"), through which the Company's property management and development activities are conducted.

     CHARLES B. LEBOVITZ has served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993 and is Chairman of the Executive Committee of the Board of Directors. Mr. Lebovitz also served as President of the Company until February 1999. Prior to the Company's formation, he served in a similar capacity with CBL's Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family's development business. In 1970, he became affiliated with Arlen Realty & Development Corp. ("Arlen") where he served as President of Arlen's shopping center division, and, in 1978, he founded CBL's Predecessor together with his associates (the "Associates"), including John N. Foy and Ben S. Landress. Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a National Vice Chairman of the United Jewish Appeal. Mr. Lebovitz has previously served as a Trustee, Vice President (Southern Division) and Chairman of the ICSC. He is the father of Stephen D. Lebovitz and Michael I. Lebovitz, executive officers of the Company, and Alan L. Lebovitz, one of the Company's vice-presidents.

     CLAUDE M. BALLARD, CRE, M.A.I. has served as a Director of the Company since the completion of its initial public offering in November 1993 and is Chairman of the Compensation Committee and a member of the Audit and
Nominating/Corporate Governance Committees of the Board of Directors. Mr. Ballard has served as a general partner, limited partner and senior consultant of Goldman Sachs & Co. and as a Senior Vice President in the real estate division of the Prudential Insurance Company of America. He is currently a Director of Quapaw Council, Boy Scouts of America, Horizon Hotel Corp. and Research Solutions, Inc. Mr. Ballard is a member of the Board of Directors of St. Vincent's Infirmary, Little Rock, Arkansas. In 1999, the United States Tax Court determined that Mr. Ballard had underpaid federal taxes and underreported income over a period of years ending in 1989 as result of participation in transactions found by the Tax Court to have involved serious financial improprieties. (Investment Research Associates, Ltd. and Subsidiaries, et al v. Commissioner of Internal Revenue Service, T.C. Memo 1999-407). Because of the nature of the transactions, the Tax Court upheld the imposition of penalties under Internal Revenue Code Section 6663 and its predecessors, and Mr. Ballard has paid the taxes, penalties and interest at issue. The Tax Court's decision was upheld by the United States Court of Appeals for the Eleventh Circuit on February 13, 2003. Upon further appeal of the case to the United States Supreme Court (the "Court"), the Court, by opinion dated March 7, 2005, reversed the decision of the Eleventh Circuit Court of Appeals and remanded the case for further proceedings consistent with the Court's decision. As of the date of this proxy statement, the Company has no information as to whether the Internal Revenue Service will pursue a retrial of the case.

     LEO FIELDS has served as a Director of the Company since the completion of its initial public offering in November 1993 and is a member of the Executive Committee of the Board of Directors. Mr. Fields is Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm he started in 1991. From 1984 through 1991, Mr. Fields directed Leo Fields Interests, a private investment firm. He was affiliated with Zale Corporation from 1947 until his retirement in 1984, serving, from 1981 to 1984, as Vice Chairman and a member of Zale's Executive Committee. He is a Trustee of the Dallas Home for the Jewish Aged Endowment Foundation and serves on the Executive Committee of Legacy Senior Communities, Inc. Mr. Fields is also a Director of the M. B. and Edna Zale Foundation.

     GARY L. BRYENTON joined the Company as a Director on January 31, 2001, in accordance with the terms of the Company's acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership ("JRI") and certain of its affiliates and partners (collectively referred to herein as the "Jacobs Group" and the acquisition is referred to herein as the "Jacobs Acquisition"). Mr. Bryenton is Chairman of the Companys' Nominating/Corporate Governance Committee and a member of the Audit Committee of the Board of Directors. Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP and has formerly served as the firm's Executive Partner and Chief Operating Officer. He currently serves as Chairman of the Board of Trustees of Heidelberg College and is a member of the Boards of Trustees of the Cleveland Orchestra, the Rock and Roll Hall of Fame and Museum and the Rutherford B. Hayes Presidential Center.



                        THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE "FOR" THE ELECTION OF THE
                           FOUR DIRECTORS NAMED ABOVE

Directors and Executive Officers

     Set forth below is information with respect to the directors and executive officers of the Company (other than Charles B. Lebovitz, Claude M. Ballard, Gary
L. Bryenton and Leo Fields):



                                  Term
Name                           Expires (1)       Age      Current Position(2)
----------------------------- -------------- ------------ ---------------------------------------------------

Stephen D. Lebovitz               2007           44       Director, President and Secretary
----------------------------- -------------- ------------ ---------------------------------------------------

John N. Foy                       2006           61       Vice Chairman of the Board of Directors, Chief
                                                          Financial Officer and Treasurer
----------------------------- -------------- ------------ ---------------------------------------------------

Martin J. Cleary                  2006           69       Director
----------------------------- -------------- ------------ ---------------------------------------------------

Winston W. Walker                 2007           61       Director
----------------------------- -------------- ------------ ---------------------------------------------------

Matthew S. Dominski               2006           50       Director
----------------------------- -------------- ------------ ---------------------------------------------------

Ben S. Landress                    --            77       Executive Vice President - Management
----------------------------- -------------- ------------ ---------------------------------------------------

Ronald L. Fullam                   --            62       Senior Vice President - Development
----------------------------- -------------- ------------ ---------------------------------------------------

Ronald S. Gimple                   --            65       Senior Vice President and General Counsel
----------------------------- -------------- ------------ ---------------------------------------------------

Michael I. Lebovitz                --            41       Senior Vice President - Mall Projects
----------------------------- -------------- ------------ ---------------------------------------------------

Charles H. May, II                 --            61       Senior Vice President - Development
----------------------------- -------------- ------------ ---------------------------------------------------

Farzana K. Mitchell                --            53       Senior Vice President - Finance
----------------------------- -------------- ------------ ---------------------------------------------------

Jerry L. Sink                      --            54       Senior Vice President - Mall Management
----------------------------- -------------- ------------ ---------------------------------------------------

Eric P. Snyder                     --            55       Senior Vice President and Director of Corporate
                                                          Leasing
----------------------------- -------------- ------------ ---------------------------------------------------

Augustus N. Stephas                --            62       Senior Vice President - Accounting and Controller
----------------------------- -------------- ------------ ---------------------------------------------------

R. Stephen Tingle                  --            59       Senior Vice President - Community Center
                                                          Development
----------------------------- -------------- ------------ ---------------------------------------------------

Charles W.A. Willett, Jr.          --            55       Senior Vice President - Real Estate Finance
----------------------------- -------------- ------------ ---------------------------------------------------

(1)  Indicates expiration of term as a director.

(2) The position shown represents the individual's position with the Company and with the Management Company.

     STEPHEN D. LEBOVITZ has served as President and Secretary of the Company since February 1999 and as a Director of the Company since the completion of its initial public offering in November 1993. Since joining CBL's Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President - Development/Acquisitions, Executive Vice President - Development, Senior Vice President - New England Office and as Senior Vice President - Community Center Development and Treasurer of the Company. Before joining CBL's Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. He is past president of the Boston Jewish Family and Children's Service, a member of the Board of Directors of the Combined Jewish Philanthropic, Boston, Massachusetts and a member of the Board of Directors of the Children's Hospital Trust, Boston, Massachusetts. He is a Trustee and Divisional Vice President of the International Council of Shopping Centers ("ICSC"). Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz and Alan L. Lebovitz.

     JOHN N. FOY has served as Vice Chairman of the Board of Directors and Treasurer of the Company since February 1999 and as a Director and Chief
Financial Officer of the Company since the completion of its initial public offering in November 1993. Until February 1999, he served as Executive Vice President - Finance and Secretary of the Company. Mr. Foy is a member of the Executive Committee of the Board of Directors. Prior to the Company's formation, he served in similar executive capacities with CBL's Predecessor. Mr. Foy has been involved in the shopping center industry since 1968 when he joined the Lebovitz family's shopping center development business. In 1970, he became affiliated with the shopping center division of Arlen, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL's Predecessor. Mr. Foy served as Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994. Mr. Foy currently serves as a member of the Advisory Board of AmSouth Bank of Chattanooga, Tennessee and as a Director and Vice Chairman of the Board of Chattanooga Neighborhood Enterprise, a non-profit organization based in Chattanooga, Tennessee. Mr. Foy is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").

     MARTIN J. CLEARY joined the Company as Director on January 31, 2001, in accordance with the terms of the Jacobs Acquisition. Mr. Cleary is a member of the Company's Compensation Committee. Mr. Cleary is the former President and Chief Operating Officer of The Richard E. Jacobs Group, Inc. He is currently a Director and member of the Human Resources Committee of Guardian Life Insurance Company and a Director and member of the Audit Committee of the Lamson & Sessions Company. Mr. Cleary is also an ex-officio Trustee and former Chairman of the ICSC.

     MATTHEW S. DOMINSKI joined the Company as a Director on February 2, 2005, when he was appointed to the Board of Directors to fill the un-expired term of William J. Poorvu, who retired from the Company's Board in July 2004. Mr. Dominski is joint-owner of Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers ("Urban"). Urban was formerly one of the largest regional mall property companies in United States and was a publicly traded real estate investment trust listed on the New York Stock Exchange ("NYSE") and the Chicago Exchange. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban's President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the ICSC.

     WINSTON W. WALKER has served as a Director of the Company since the completion of its initial public offering in November 1993. He is a member of the Compensation and Nominating/Corporate Governance Committees of the Board of Directors and is Chairman of the Company's Audit Committee. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America ("Provident") from 1987 until October 1, 1993, and served in various other capacities with Provident from 1974 to 1987. Mr. Walker is a Director, a member of the Audit Committee and Chairman of the Compensation Committee of American Campus Communities, Inc. of Austin, Texas, a real estate investment trust listed on the NYSE.

     BEN S. LANDRESS serves as Executive Vice President - Management of the Company. He has held that position since January 1997. Prior to that time, Mr.
Landress served as Senior Vice President - Management and prior thereto, he served in a similar capacity with CBL's Predecessor. Mr. Landress directs the day-to-day management of the Company's properties and is responsible for general corporate administration. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family's development business. In 1970, he became affiliated with Arlen's shopping center division, and, in 1978, joined Mr. Lebovitz as an Associate in establishing CBL's Predecessor.

     RONALD L. FULLAM serves as Senior Vice President - Development of the Company. He has held that position since January 1997. Prior to that time, Mr. Fullam served as Vice President - Development of the Company. Mr. Fullam joined Arlen's shopping center development division as a project manager in August 1977 and CBL's Predecessor as a Vice President upon its formation in 1978.

     RONALD S. GIMPLE serves as Senior Vice President and General Counsel of the Company. He has held these positions since January 1997. Mr. Gimple joined the Company in 1994 as Vice President - Development. Prior to joining the Company, Mr. Gimple served as a Vice President of The Edward J. DeBartolo Corporation, from 1987 to 1994, and, prior to 1987, he served as General Counsel of Petrie Store Corporation, Vice President and Real Estate Counsel of BATUS Retail Group and Vice President and General Counsel of General Growth Company.

     MICHAEL I. LEBOVITZ serves as Senior Vice President - Mall Projects of the Company. He has held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL's Predecessor in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL's Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is the immediate past President of the Jewish Community Federation of Greater Chattanooga, serves as a Board Member of United Jewish Communities and is a Board Member of the Chattanooga United Way. Michael
I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

     CHARLES H. MAY, II serves as a Senior Vice President - Development of the Company. Mr. May joined the Company in June 2003. Prior to joining the Company, he served as Vice President - Real Estate (2002 - 2003) and Senior Director - Real Estate (1994 - 2002), for Sears Roebuck & Co. Prior to 1994, Mr. May served in various capacities, including Vice President, Secretary and General Counsel and Senior Vice President - Development, with Homart Development and served as Vice President of Coldwell Banker Commercial Real Estate Group. Mr. May is a member of the ICSC and the Urban Land Institute.

     FARZANA K. MITCHELL serves as Senior Vice President - Finance of the Company. She has held that position since September 2000. Prior to joining the Company, Ms. Mitchell was an officer of Lend Lease Real Estate Investments in Atlanta, Georgia (the successor of Equitable Real Estate Investment Management, Inc. ("Equitable")). During her service with Equitable, she held various positions from 1982 to 2000 and she served as Deputy Portfolio Manager for the Equitable's portfolio of real estate mortgages from 1995 to 2000. From 1976 to 1982, Ms. Mitchell served as Assistant Treasurer of IRT Property Company, a real estate investment trust. Ms. Mitchell is a certified public accountant, licensed in the state of Georgia.

     JERRY L. SINK serves as Senior Vice President - Mall Management for the Company. He has held that position since February 1998. Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993. Mr. Sink has served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designation of Senior Certified Shopping Center Manager ("SCSM") as recognized by the ICSC.

     ERIC P. SNYDER serves as Senior Vice President and Director of Corporate Leasing for the Company. He has held these positions since January 1997. Mr. Snyder joined CBL's Predecessor as a project manager in 1978 and was promoted to Vice President in 1984 and to Vice President and Director of Corporate Leasing in 1992. From 1974 to 1978, Mr. Snyder was a leasing agent and project manager for Arlen's shopping centers.

     AUGUSTUS N. STEPHAS serves as Senior Vice President - Accounting and Controller for the Company. He has held these positions since January 1997. Mr. Stephas joined CBL's Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

     R. STEPHEN TINGLE serves as Senior Vice President - Community Center Development for the Company. He has held that position since January 2000. Prior to that time, Mr. Tingle served as Vice President and Director of Community Center Development - Chattanooga Office. Mr. Tingle joined CBL's Predecessor in 1986 as a project manager for community and neighborhood shopping centers and was promoted to Vice President of Development in 1988. From 1978 to 1986, Mr. Tingle engaged in the practice of law.

     CHARLES W.A. WILLETT, JR. serves as Senior Vice President - Real Estate Finance for the Company. He has held that position since January 2002. Mr. Willett was promoted to Vice President - Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above. Prior to 1996, Mr. Willett participated in the Company's finance department and he served in a similar capacity with CBL's Predecessor prior to 1993. Mr. Willett joined CBL's Predecessor in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.

Operation of the Company's Business

     The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation ("CBL Holdings I"), and CBL Holdings II, Inc., a Delaware corporation ("CBL Holdings II"). Through the referenced subsidiaries, the Company currently holds a 1.6% sole general partner interest and a 53.4% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). See "Certain Relationships and Related Transactions - Operating Partnership Agreement; CBL Rights". The Company conducts substantially all of its business through the Operating Partnership.

Certain Terms of Jacobs Acquisition

     In connection with the Jacobs Acquisition, the Company agreed to expand its Board of Directors from seven to nine members and to nominate two designees of JRI as members of the Board. Martin J. Cleary and Gary L. Bryenton were appointed to the Board as these initial designees. JRI will continue to be entitled to nominate two Board members until JRI, together with Richard E. Jacobs and certain members of his family and certain trusts for the benefit of the families of Richard E. Jacobs and David H. Jacobs (collectively, the "Jacobs Persons"), as a group, beneficially own fewer than 6.78 million special common units in the Operating Partnership ("SCUs") and shares of Common Stock, following which JRI will be entitled to nominate only one Board member. JRI will no longer be entitled to nominate any Board members if the Jacobs Persons, as a group, beneficially own fewer than 3.34 million SCUs and shares of Common Stock. CBL's Predecessor and certain of the Company's executive officers have agreed to vote their shares in favor of JRI's designees until the twelfth anniversary of the Jacobs Acquisition. The Jacobs Persons, together with Martin J. Cleary, have agreed to a 12-year standstill period during which they will not seek to acquire control of the Company and will not participate in a group which seeks to acquire such control. The Jacobs Persons, together with Martin J. Cleary, also agreed until the twelfth anniversary of the Jacobs Acquisition to vote their shares in favor of the election of the Board's nominees to the Board of Directors who are running unopposed and uncontested.

Corporate Governance Matters

     Overview. The Board of Directors has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company's corporate governance principles and practices. These documents can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at cblproperties.com or by directing a written request for copies to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421-6000, Attention: Director of Investor Relations.

     Director Independence. The Board has adopted a set of director independence standards ("Director Independence Standards") for evaluating the independence of each of the Directors in accordance with the requirements of the Securities and Exchange Commission ("SEC") and of the NYSE corporate governance standards. In March 2005, the Board undertook its annual review of Director independence pursuant to NYSE Rule 303A.02(a) and pursuant to the Company's Director
Independence Standards. During this process, the Board reviewed whether any Director has any relationship with the Company's independent registered public accountants that would preclude independence under SEC and NYSE rules, or any material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his independent judgment and analysis as a member of the Board. As a result of this review, the Board affirmatively determined that six of the Company's nine Directors were independent under the standards of the SEC and NYSE and as set forth in the Company's Director Independence Standards. Messrs. Charles B. Lebovitz, Stephen D. Lebovitz, and John N. Foy, who are executive officers of the Company and employees of the Management Company, were not deemed independent. In making the independence determinations with respect to the other six directors, the Board considered the following matters and determined that they did not interfere with the independence of the directors in question: (i) with respect to Mr. Cleary and Mr. Bryenton, the Company's contractual commitments in connection with the terms of the Jacobs Acquisition as described above and (ii) with respect to Mr. Fields, the fact that he is Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm that provides certain advisory services, from time to time, to Charles B. Lebovitz and members of his family. The full text of the Director Independence Standards is as follows:

         A. GENERAL INDEPENDENCE REQUIREMENTS

                  In determining whether or not any director or nominee for director may be considered "independent", the Board shall apply the following criteria:

                  (1) No director or nominee shall be deemed "independent" unless the Board affirmatively determines that the director or nominee satisfies the requirements stated herein and has no material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company). For purposes of this test, a relationship with the Company shall be deemed to be a "material" relationship which precludes a determination that a director or nominee is independent if, in the opinion of the Board and in light of all the relevant facts and circumstances, such relationship (directly or indirectly) could materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of the Board. For purposes hereof, ownership of the Company's stock (even in a significant amount) or ownership of securities convertible to the Company's stock shall not be viewed, in and of themselves, as a bar to a finding of independence. To assist in this determination, the Company shall periodically (at least annually and prior to any nominee becoming a director for his or her initial term as a director) deliver to the directors and/or nominees for directorships a Directors and Officers Questionnaire designed to elicit information from such director or nominee as to material relationships and other information relative to these Independence Standards; and

                  (2) In addition, to be considered "independent," a director or nominee must satisfy all other independence criteria for directors of a publicly traded company which are now, or may be hereafter, set forth in applicable federal statutes and rules promulgated by the SEC, and in the related listing standards promulgated by the NYSE and any other exchange upon which the Company's stock may be listed, as such statutes and/or rules and listing standards may be revised or amended from time to time.


         B. ADDITIONAL AUDIT COMMITTEE INDEPENDENCE REQUIREMENTS

                  In determining whether or not any director or nominee satisfies the "independence" requirement for Audit Committee membership, in addition to satisfying all of the requirements set forth in Paragraph A hereof, such director also must satisfy the following:

         Such director or nominee must satisfy all additional requirements for the independence of audit committee members of publicly traded companies which are now, or may be hereafter, set forth in applicable federal statutes and rules promulgated by the SEC, and in the related listing standards promulgated by the NYSE and any other exchange upon which the Company's stock may be listed, as such statutes and/or rules and listing standards may be revised or amended from time to time.


     The Director Independence Standards also are included as an exhibit to the Company's guidelines on corporate governance, which can be found in the "Investor Relations - Corporate Governance" section of the Company's website at cblproperties.com. A copy may also be obtained upon request from the Company's Director of Investor Relations at the address provided above.

     Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company will meet from time to time in scheduled executive sessions without management participation. The Board of Directors has designated Winston W. Walker as lead Independent Director, solely for the purpose of chairing these executive sessions. The Independent Directors met in four executive sessions during 2004.

     Communicating with the Board of Directors. The Company provides a process for stockholders to send communications to the Board or any of the Directors. Stockholders may send written communication to the Board or any of the Directors c/o the Corporate Secretary, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company's Corporate Secretary and submitted to the Board or the individual Directors(s) to whom such communication is addressed. It is the Company's policy that all Directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company's policy that a majority of the Directors (including a majority of the Company's Independent Directors) attend each Annual Meeting. All of the Company's then-incumbent Directors attended the 2004 Annual Meeting of Stockholders.

     Code of Business Conduct and Ethics. The Board has adopted an Amended and Restated Code of Business Conduct and Ethics (the "Code of Business Conduct") that applies to all Directors, officers and employees, including the Company's principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the "Investor Relations - Corporate Governance" section of the Company's website at cblproperties.com, or at no charge by written request to the Company's Director of Investor Relations at the address provided above. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company's filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its Directors, officers and employees.

Board of Directors' Meetings and Committees

     The Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees. The Board of Directors met thirteen times and took action by unanimous written consent three times during 2004. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) meetings of Board committees on which the director served at the time during 2004.

     Executive Committee. The Executive Committee is comprised of Charles B. Lebovitz (Chairman), John N. Foy and Leo Fields. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company's Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and
(viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL's Predecessor pursuant to the Company's Bylaws. The Executive Committee met four times during 2004.

     Audit Committee. The Audit Committee is comprised of Winston W. Walker (Chairman), Claude M. Ballard and Gary L. Bryenton, all of whom the Board of Directors has determined are Independent Directors pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable. The Audit Committee operates pursuant to a written amended and restated charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at cblproperties.com. The Audit Committee is responsible for the engagement of independent public accountants and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent public accountants and the fees therefore and reviews the adequacy of the Company's internal accounting controls as well as the Company's accounting policies and results. The Audit Committee met six times during 2004.

     Compensation  Committee.  The Compensation Committee is comprised of Claude
M. Ballard (Chairman), Winston W. Walker and Martin J. Cleary, all of whom the Board of Directors has determined are Independent Directors. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at cblproperties.com. The Compensation Committee reviews and approves compensation programs generally and, specifically, salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher. The Compensation Committee administers the Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The Compensation Committee met two times and took action by unanimous written consent once during 2004.

     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is comprised of Gary L. Bryenton (Chairman), Claude M. Ballard and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at cblproperties.com. The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors' and the Company's governance processes and procedures. The Nominating/Corporate Governance Committee also recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire. The Nominating/Corporate Governance Committee requires a majority of the Company's directors to be "independent," in accordance with applicable requirements of the Company's Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE

(including certain additional independence requirements for Audit Committee members). A set of uniform Independence Standards, which was used in making all such Independent Director determinations, is included in the Company's Corporate Governance Guildelines, a copy of which is available on the Company's website at cblproperties.com. In addition, the Nominating/Corporate Governance Committee considers the breadth of a candidate's business and professional skills and experiences, diversity of background, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company's needs for particular skills, insight and/or talents on the Board of Directors. For incumbent directors whose terms of office are set to expire, the
Nominating/Corporate Governance Committee reviews such directors' overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Cleary and Mr. Bryenton, the Nominating/Corporate Governance Committee also considers the Company's contractual commitments in connection with the terms of the Jacobs Acquisition, as discussed above.

     The Nominating/Corporate Governance Committee will consider candidates for Board of Directors' seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than December 2, 2005, in order to be considered for the Company's 2006 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above based on whether or not the candidate was recommended by a stockholder. The Nominating/Corporate Governance Committee met two times in 2004.

Compensation of Directors

     During 2004, each Director not employed by the Company (a "Non-Employee Director") received from the Company an annual fee of $25,000. In addition to the annual fee, each Non-Employee Director received a meeting fee of $1,500 for each Board, Compensation Committee and Nominating/Corporate Governance Committee meeting attended and $500 for each telephonic Board meeting attended and reimbursement of expenses incurred in attending meetings. In addition, but with the exception of the Non-Employee Director who was Chairman of the Audit Committee, each Non-Employee Director received from the Company a fee of $1,500 for each Audit Committee meeting attended. Each Non-Employee Director serving as a member of the Executive Committee and the Non-Employee Director serving as Chairman of the Audit Committee received from the Company a monthly fee of $750 in lieu of meeting fees for their participation on the Executive and Audit Committees in 2004.

     Effective as of January 1, 2005, fees to Non-Employee Directors were increased such that each Non-Employee Director shall receive from the Company an annual fee of $27,500 and a fee of $1,500 for each Board, Compensation and Nominating/Corporate Governance Committee meeting attended. In addition, but with the exception of the Non-Employee Director who is Chairman of the Audit Committee, each Non-Employee Director shall receive from the Company a fee of $1,500 for each Audit Committee meeting attended. Each Non-Employee Director shall receive a fee of $750 for each telephonic Board meeting. Non-Employee Directors also receive reimbursement of any expenses incurred in attending meetings or participating in telephonic meetings. Effective as of January 1, 2005, each Non-Employee Director serving as a member of the Executive Committee shall receive from the Company a monthly fee of $750, and the Non-Employee Director serving as Chairman of the Audit Committee shall receive a monthly fee of $2,000, in lieu of meeting fees for their participation on the Executive and Audit Committees.

     Each fiscal year of the Company, Non-Employee Directors receive either an annual grant of options to purchase 500 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 500 shares of restricted Common Stock of the Company. For 2004, each Non-Employee Director received 250 shares of restricted Common Stock of the Company with a value (on the date of grant, January 3, 2005) of $75.44 per share, the average of the high and low trading prices of the Company's Common Stock as reported on the NYSE on January 3, 2005. The restrictions on shares of Common Stock received by the Non-Employee Directors are set forth in the Stock Incentive Plan and provide that such shares may not be transferred during the Non-Employee Director's term and for one year thereafter. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors
(i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director's conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

     In addition, any person who becomes a Non-Employee Director will receive an initial grant of 500 shares of restricted Common Stock upon joining the Board of Directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information available to the Company as of March 14, 2005, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each named executive officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each person is the Company's address.

                                                                     Number of         Rule 13d-3      Fully-Diluted
                                                                     Shares(1)       Percentage(1)     Percentage(2)
                                                                    ------------     -------------     -------------
FMR Corporation (3) ..........................................        4,401,812          14.02%             7.72%
82 Devonshire St.
Boston, Massachusetts  02109

Cohen & Steers Capital Management, Inc.(4)....................        1,727,348           5.50%             3.03%
757 Third Avenue
New York, New York 10017-2013

Jacobs Realty Investors Limited Partnership, and affiliates(5)       11,922,626          27.52%             7.72%
25425 Center Ridge Road
Cleveland, OH 44145-4122

CBL & Associates, Inc.("CBL's Predecessor")(6)................        8,828,028          22.85%            13.74%

Charles B. Lebovitz(7)........................................        9,800,631          24.80%            15.04%

John N. Foy(8)................................................          546,855           1.72%              *

Stephen D. Lebovitz(9)........................................          528,948           1.66%              *

Eric P. Snyder(10)............................................          178,680            *                 *

Augustus N. Stephas(11).......................................           74,084            *                 *

Martin J. Cleary (12).........................................          222,426            *                 *
619 Ocean Avenue
Sea Girt, New Jersey 08750

Leo Fields(13)................................................           65,650            *                 *
c/o Weisberg & Fields, Inc.
8750 North Central Expressway
Suite 1010
Dallas, Texas 75231-6409

Claude M. Ballard(14).........................................           56,450            *                 *
1421 N. University
Little Rock, Arkansas 72207

Winston W. Walker(15).........................................           38,950            *                 *
13450 N. Kachina Drive
Tucson, Arizona 85737

Matthew S. Dominski(16).......................................              500            *                 *
c/o Polaris Capital LLC
1033 Skokie Boulevard
Suite 660
Northbrook,  Illinois 60062

Gary L. Bryenton(17)..........................................            2,450            *                 *
Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485

All executive officers and directors as a group (20 persons)..       11,933,872          29.44%           18.07%

* Less than 1%

                                       14

     (1) The Company conducts all of its business activities through the Operating Partnership. Pursuant to the second amended and restated partnership agreement of the Operating Partnership and all subsequent amendments thereto (collectively, the "Operating Partnership Agreement"), each of the partners of the Operating Partnership, which include, among others, CBL's Predecessor, certain of the executive officers named in this Proxy Statement and the holders of SCUs, and subject to the terms of SCUs as outlined below, has the right ("CBL Rights") to exchange all or a portion of its common partnership units in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company's election. Pursuant to the Jacobs Acquisition, on January 31, 2001 and in March, 2002, the Operating Partnership issued to the Jacobs Group and certain third parties 12,358,187 SCUs and 499,730 SCUs, respectively, of the Operating Partnership. SCUs may, at any time after the earlier of (i) January 31, 2004, or (ii) the death of the beneficial owner of the SCUs (the "Exchange Date"), be exchanged for cash, shares of the Company's Common Stock (on a one-for-one basis) or any combination of cash or shares of Common Stock, at the Company's election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 31,399,138 shares of Common Stock actually outstanding as of March 14, 2005, (ii) as described in the accompanying notes, each individual's share of 25,630,481 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) as described in the accompanying notes, each individual's share of 1,233,932 shares of Common Stock that may be acquired within 60 days of March 14, 2005 upon the exercise of outstanding options by the individual or entity whose percentage of share ownership is being computed (but not taking into account the exercise of such outstanding options by any other person). Amounts shown were determined without regard to applicable Ownership Limits.

     (2) The Fully-Diluted Percentage calculation is based on (i) 31,399,138 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of common units of the Operating Partnership as well as the exchange of all SCUs for shares of Common Stock (in each case, without regard to applicable Ownership Limits), for an aggregate of 57,029,619 shares of Common Stock. The Fully-Diluted Percentage calculation does not include 1,233,932 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days of March 14, 2005 upon the exercise of outstanding options.

     (3) In a Schedule 13G/A filed on February 14, 2005 by FMR Corporation ("FMR"), FMR reported that as of December 31, 2004, it beneficially owned 4,401,812 shares of Common Stock, or 14.02% of the total shares outstanding as of March 14, 2005. FMR reported that it possesses sole voting power with respect to 542,993 shares of Common Stock and sole dispositive power with respect to 4,401,812 shares of Common Stock.

     (4) In a Schedule 13G/A filed on February 14, 2005 by Cohen & Steers Capital Management, Inc. ("Cohen & Steers"), Cohen & Steers reported that as of December 31, 2004, it beneficially owned 1,727,348 shares of Common Stock, or 5.5% of the total shares outstanding as of March 14, 2005. Cohen & Steers reported that it possesses sole voting power with respect to 1,416,448 shares of Common Stock and sole dispositive power with respect to 16,285 shares of Common Stock.

     (5) Includes 11,922,626 shares of Common Stock that may be acquired by the Jacobs Group on exercise of CBL Rights with respect to SCUs owned by the Jacobs Group. The Jacobs Group received the above-referenced SCUs as part of the Jacobs Acquisition. See "Election of Directors - Certain Terms of Jacobs Acquisition" and see Footnote 1 above.

                                       15


     (6) Includes (i) 1,492,839 shares of Common Stock owned directly, (ii) 7,237,823 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 97,366 shares of Common Stock that may be acquired by four entities controlled by CBL's Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

     (7) Includes (i) 138,759 shares of unrestricted Common Stock owned directly, (ii) 24,424 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan (640 of which will vest within sixty days of March 14, 2005), (iii) 3,970 shares owned by Mr. Lebovitz' wife, 14,154 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership) and 50,800 shares that may be acquired upon the exercise of CBL Rights by interests held in a trust for the benefit of Mr. Lebovitz, (iv) 352,903 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (v) 159,400 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 14, 2005, (vi) 8,828,028 shares of Common Stock beneficially owned by CBL's Predecessor, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL's Predecessor, and (vii) 228,194 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

     (8) Includes (i) 219,334 shares of unrestricted Common Stock owned directly, (ii) 2,880 shares of restricted Common Stock that Mr. Foy received under the Stock Incentive Plan (640 of which will vest within sixty days of March 14, 2005), (iii) 189,241 shares of Common Stock that may be acquired by Mr. Foy upon the exercise of CBL Rights and
          (iv) 135,400 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 14, 2005. Totals do not include 13,320 shares of Common Stock previously transferred by Mr. Foy to a partnership consisting of Mr. Foy's two sisters, with respect to which Mr. Foy disclaims any beneficial ownership in such shares and in such partnership.

     (9) Includes (i) 95,646 shares of unrestricted Common Stock owned directly, (ii) 34,066 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan (640 of which will vest within sixty days of March 14, 2005), (iii) 238,936 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights and (iv) 159,400 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable or that become exercisable with respect to such shares within sixty days of March 14, 2005.

     (10) Includes (i) 115,834 shares of unrestricted Common Stock owned directly, (ii) 1,620 shares of restricted Common Stock that Mr. Snyder received under the Stock Incentive Plan (360 of which will vest within sixty days of March 14, 2005), (iii) 6,283 shares of Common Stock owned by Mr. Snyder's wife and 1,104 shares of Common Stock owned by Mr. Snyder's children, (iv) 48,439 shares of Common Stock that may be acquired by Mr. Snyder upon the exercise of CBL Rights and (v) 5,400 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 14, 2005. Does not include 83,223 shares of Common Stock that Mr. Snyder is entitled to receive upon the termination of his employment with the Company under certain circumstances pursuant to a non-qualified deferred compensation arrangement between Mr. Snyder and the Company.

     (11) Includes (i) 5,194 shares of unrestricted Common Stock owned directly,
          (ii) 1,620 shares of restricted Common Stock that Mr. Stephas received under the Stock Incentive Plan (360 of which will vest within sixty days of March 14, 2005), (iii) 27,670 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights and (iv) 39,600 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 14, 2005.


                                       16

     (12) Includes (i) 220,576 shares of Common Stock that may be acquired by Mr. Cleary upon the exercise of CBL Rights with respect to SCUs indirectly owned by Mr. Cleary and which are included in the amount shown for the Jacobs Group, see Footnote 5 above, (ii) 1,000 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Cleary under the Stock Incentive Plan and (iii) 850 shares of restricted Common Stock granted to Mr. Cleary under the Stock Incentive Plan.

     (13) Includes (i) 24,000 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife and in which Mr. Fields serves as a general partner, (ii) 40,300 shares of Common Stock held by members of Mr. Fields' family, with respect to which Mr. Fields acts as investment adviser and of which Mr. Fields disclaims beneficial ownership, (iii) 1,000 shares of Common Stock owned by Mr. Fields' individual retirement account and (iv) 350 shares of restricted Common Stock granted to Mr. Fields under the Stock Incentive Plan.

     (14) Includes (i) 28,500 shares of Common Stock owned directly, (ii) 11,500 shares of Common Stock owned by a family limited partnership created by Mr. Ballard and his wife and in which Mr. Ballard serves as a general partner, (iii) 12,100 shares of Common Stock owned by the Ballard Family Foundation of which Mr. Ballard disclaims beneficial ownership, (iv) 3,500 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Ballard under the Stock Incentive Plan and (v) 850 shares of restricted Common Stock granted to Mr. Ballard under the Stock Incentive Plan.

     (15) Includes (i) 37,500 shares of Common Stock owned by a trust of which Mr. Walker is a co-trustee and co-beneficiary, (ii) 600 shares of Common Stock owned by Mr. Walker's wife and (iii) 850 shares of restricted Common Stock granted to Mr. Walker under the Stock Incentive Plan.

     (16) Includes 500 shares of restricted Common Stock granted to Mr. Dominski in February, 2005 on his entry to the Company's Board under the Stock Incentive Plan.

     (17) Includes (i) 600 shares of Common Stock owned directly, (ii) 1,000 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Bryenton under the Stock Incentive Plan and
          (iii) 850 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon the Company's review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2004 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them, except for the following late filings for the following executive officers: William J. Poorvu (a retired director of the Company), Charles H. May, II (3 reports), Charles W.A. Willett, Jr. (2 reports), Charles B. Lebovitz, John N. Foy, Stephen D. Lebovitz, Ben S. Landress, Ronald L. Fullam, R. Stephen Tingle and Farzana K. Mitchell. These filings were subsequently made. Additionally, one report was filed late for each of Messrs. Leo Fields, Winston W. Walker, Gary L. Bryenton, Martin J. Cleary and Claude M. Ballard upon their receipt of grants of restricted Common Stock in 2004 due to an error in the Company's reporting procedures. The error in procedures has been corrected and these filings have been made. The Company is not aware of any failure to file a required report by any of its Section 10(a) reporting persons.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its next four most highly compensated executive officers (these four and Charles B. Lebovitz being herein referred to as the "named executive officers") for the Company's fiscal year ended December 31, 2004, and for the Company's fiscal years ending December 31, 2003, and 2002:

                                       Summary Compensation Table(1)

=============================================================================================================

                                                                    Long Term Compensation
                                        Annual Compensation                 Awards
                                      -------------------------- -----------------------------
                                                                                                    All
                                                                  Restricted     Securities        Other
                                                                     Stock       Underlying    Compensation
Name and Principal                                                 Award(s)        Options          ($)
Position(2)                 Year      Salary($)      Bonus($)         ($)(3)           (#)          (4)
--------------------------- -------- ------------- ------------- -------------- -------------- --------------

Charles B. Lebovitz,        2004          526,724    500,000            75,424       --               13,849
Chairman of the Board and
Chief Executive Officer
                            2003          511,383    500,000            69,200       --               13,724

                            2002          496,488      --              375,000         16,000         12,506
--------------------------- -------- ------------- ------------- -------------- -------------- --------------

John N. Foy,                2004          446,320    500,000            75,424       --               13,849
Vice Chairman of the
Board,  Chief               2003          426,320    550,000            69,200       --               13,724
Financial Officer
and Treasurer               2002          406,320      --              400,000         16,000         12,298
--------------------------- -------- ------------- ------------- -------------- -------------- --------------

Stephen D. Lebovitz         2004          425,000    500,000            75,424       --               13,849
Director, President and
Secretary                   2003          400,000    500,000            69,200       --               13,724

                            2002          375,000      --              400,000         16,000         11,506
--------------------------- -------- ------------- ------------- -------------- -------------- --------------

Eric P. Snyder              2004          391,823    275,000(5)         42,426       --                5,827
Senior Vice President
and Director of             2003          371,833    250,000(5)         38,925       --                5,702
Corporate Leasing
                            2002          351,833    225,000(5)       --                9,000          5,702
--------------------------- -------- ------------- ------------- -------------- -------------- --------------

Augustus N. Stephas         2004          414,107    200,000            42,426       --                5,827
Senior Vice
President --                2003          394,107    175,000            38,925       --                5,702
Accounting and Controller
                            2002          374,107    150,000          --                9,000          5,702
=============================================================================================================
-----------------------

     (1) All amounts shown represent compensation paid to the named executive officers by the Management Company.

     (2) The position shown represents the individual's position with the Company and the Management Company.

     (3) Amounts shown are based upon the closing price of the Common Stock on the NYSE as of the date of grant of the restricted stock awards. As of December 31, 2004, an aggregate of 64,610 shares of restricted stock with a value of $4,932,974 had been awarded and were outstanding with respect to the named executive officers. Dividends, to the extent paid on the Company's Common Stock, will be paid on all outstanding shares of restricted stock.

                                       18


     (4) For fiscal years 2004, 2003 and 2002, amount shown represents term life insurance premiums paid by the Management Company and matching contributions by the Management Company under the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). For fiscal year 2004, such amounts for each named executive officer were as follows: Charles B. Lebovitz - $8,724 in insurance premiums, $5,125 in 401(k) matching contributions; John N. Foy - $8,724 in insurance premiums, $5,125 in 401(k) matching contributions; Stephen D. Lebovitz - $8,724 in insurance premiums, $5,125 in 401(k) matching contributions; Eric P. Snyder - $702 in insurance premiums, $5,125 in 401(k) matching contributions; and Augustus N. Stephas - $702 in insurance premiums, $5,125 in 401(k) matching contributions.

     (5) Represents amount deferred at Mr. Snyder's election pursuant to a non-qualified deferred compensation arrangement between Mr. Snyder and the Company payable in Common Stock. See below "Equity Compensation Plan Information as of December 31, 2004" for a description of this deferred compensation arrangement.


      Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values
      ---------------------------------------------------------------------

     The following table provides information regarding the number and value of options held by each of the named executive officers at December 31, 2004. Mr. Foy did not exercise any options during the Company's 2004 fiscal year.

----------------------------------------------------------------------------------------------------------------------
                                                          Number of Securities
                                                     Underlying Unexercised Options        Value of Unexercised
                            Shares                                 at                     In-the-Money Options at
                           Acquired                         December 31, 2004            December 31, 2004($) (1)
                              on          Value      -------------------------------- --------------------------------
          Name            Exercise(#)  Realized($)    Exercisable     Unexercisable     Exercisable    Unexercisable
------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------
Charles B. Lebovitz         120,000      5,692,050        149,800        19,200           7,941,963        862,163

------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------

John N. Foy                   -0-          -0-            145,800        19,200           7,703,408        862,163

------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------

Stephen D. Lebovitz         64,000       2,330,962        149,800        19,200           7,830,556        862,163

------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------

Eric P. Snyder              99,000       3,531,893          7,200        10,800             347,348        484,967

------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------

Augustus N. Stephas         18,000         672,120         43,200        10,800           2,196,601        484,967

----------------------------------------------------------------------------------------------------------------------

     (1) Amounts listed are based upon the $76.35 closing price for the Common Stock on the NYSE on December 31, 2004 (last trading day in 2004).

Equity Compensation Plan Information as of December 31, 2004

     The following table sets forth information as to the Company's equity compensation plans as of the end of the Company's 2004 fiscal year:

----------------------------------------------------------------------------------------------------------------------
        Plan Category                       (a)                          (b)                          (c)
                                                                                             Number of securities
                                                                                            remaining available for
                                Number of securities to be    Weighted-average exercise      future issuance under
                                  issued upon exercise of       price of outstanding       equity compensation plans
                                 the outstanding options,       options, warrants and        (excluding securities
                                    warrants and rights                rights              reflected in column (a))
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans                1,516,771                    $26.78(1)                     976,634
approved by security holders
------------------------------- ---------------------------- ---------------------------- ----------------------------

Equity compensation plans not              None                          N/A                          N/A
approved by security holders
----------------------------------------------------------------------------------------------------------------------

                                       19

     (1) The weighted average calculation does not reflect 107,098 shares reserved for issuance under deferred compensation arrangements as of December 31, 2004. The Company's Stock Incentive Plan permits the Compensation Committee to enter into deferred compensation arrangements designed to provide a deferral of taxable income to participants, which may be funded or unfunded and may provide for future payments to participants in the form of Common Stock or cash. As used by the Compensation Committee, these deferred compensation arrangements typically allow the executive/employee to elect to defer a portion of his/her salary or bonuses into the arrangement on an unfunded and unsecured basis. For deferred compensation arrangements payable in Common Stock, the amount of salary or bonus deferred is then deemed to be converted to shares of the Company's Common Stock based on the closing price of the Common Stock on the date of the deferral. Those deemed shares are then further deemed to increase as dividends are paid on the Common Stock as if such dividends had been utilized via the Company's Dividend Reinvestment Plan to acquired additional shares of Common Stock at the price provided through the Company's Dividend Reinvestment Plan. The arrangements generally provide that on the earlier of (i) a date certain specified in each deferred compensation arrangement or (ii) the death, disability or termination of employment of the executive/employee or (iii) the merger, consolidation or sale of the Company, the executive/employee will then be entitled to receive the stated amount of cash or, for deferred compensation arrangements payable in Common Stock, that number of shares of Common Stock deemed set aside on the date of the deferral together with additional shares of Common Stock deemed acquired through the Company's Dividend Reinvestment Plan through the date of the payout.

Non-Competition Arrangements

     Each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company's initial public offering in November 1993.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Claude M. Ballard, Martin J. Cleary and Winston W. Walker, with Mr. Ballard serving as Chairman. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

     No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

Report of the Compensation Committee of the Board of Directors

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

     General. The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls and community and neighborhood centers.

     The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of vice president or higher and administers the Stock Incentive Plan. The Compensation Committee operates under a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at cblproperties.com.

     Philosophy. It is the philosophy of the Company to ensure that executive compensation be directly linked to financial objectives that the Company believes are primary determinates of stockholder value over time. The Compensation Committee's objectives in administering the Company's executive compensation are to ensure that pay levels and incentive compensation are (i) competitive in attracting and retaining the best personnel, (ii) properly linked to the Company's performance, and (iii) simple in design. To fulfill these objectives, the compensation approach for executives includes base salary, performance based discretionary bonuses and periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan. Non-executive employees of the Company are also eligible to participate in the Stock Incentive Plan.

     The Company believes that the ability to use the Stock Incentive Plan to attract and retain key personnel has substantial value and will be essential to the growth of the Company. The stock option and stock award elements of compensation are designed to encourage and create ownership and retention of the Company's stock by key employees in order to align their long-range interests with those of stockholders and to allow the opportunity for key employees to build, through the achievement of corporate goals, a meaningful ownership stake in the Company.

     Financial Criteria. The Compensation Committee, based on recommendations made by the Company, utilized an executive compensation approach in 1994 pursuant to which officers of the level of vice president and higher received during fiscal year 2004, in addition to a base salary, incentive compensation consisting of cash and stock awards determined by the Compensation Committee. The amount of this additional compensation was determined for each executive officer based upon his or her contribution to the overall success of the Company. Utilizing the Company's basic theory for incentive compensation, cash and stock awards were granted during fiscal year 2004 to other employees of the Company as performance-based incentive compensation.

     Compensation of the Chief Executive Officer. During fiscal year 2004, Charles B. Lebovitz was paid (i) a base salary of $526,724 which sum included 4,611 shares of Common Stock paid to Mr. Lebovitz as part of his salary pursuant to a quarterly deferral arrangement under the Stock Incentive Plan and (ii) a cash bonus of $500,000. Mr. Lebovitz receives annual reviews for salary increases and discretionary bonuses. Additionally, Mr. Lebovitz participates in the Company's incentive plans, including the Stock Incentive Plan. During fiscal year 2004 and pursuant to the Stock Incentive Plan, Mr. Lebovitz received restricted stock awards of an aggregate of 1,600 shares of Common Stock with a value of $47.42 per share, based on the closing price of the Common Stock on the NYSE as of the date of grant (May 10, 2004). The awards were determined upon the same criteria as applied to the other executive officers of the Company.

     Policy Regarding Qualifying Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") imposes a $1,000,000 ceiling on tax-deductible remuneration paid to any of the five most highly compensated executive officers of a publicly-held corporation. The limitation does not apply to remuneration that qualifies as performance-based compensation in Section 162(m) of the Code. Options granted under the Stock Incentive Plan qualify as "performance-based compensation" exempt from the deductibility limitations of
Section 162(m) of the Code. All other compensation to the named executive officers is below the $1,000,000 per-executive ceiling and was fully deductible by the Company.

                             COMPENSATION COMMITTEE
                          Claude M. Ballard (Chairman)
                                Martin J. Cleary
                                Winston W. Walker

Report of the Audit Committee of the Board Of Directors

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Audit Committee of the Board of Directors of the Company is composed of three Independent Directors (Winston W. Walker, Chairman, Claude M. Ballard and Gary L. Bryenton) and operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at cblproperties.com. The Company's Board of Directors has determined that each of the members of the Audit Committee is "independent" pursuant to the listing standards of the NYSE as currently applicable.

     Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with Management and the Company's independent accountants. Management reported to the Audit Committee that the Company's consolidated financial statements for the
Company's 2004 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company's independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended.

     The Company's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent accountants their firm's independence. The Audit Committee considered whether the provision of services by the independent accountants (other than audit services) is compatible with maintaining the independent accountants' independence.

     Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company's Board of Directors has determined that Winston W. Walker, an Independent Director and Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as such term is defined by the SEC.

     Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of Winston W. Walker as an "audit committee financial expert".

                                 AUDIT COMMITTEE
                          Winston W. Walker (Chairman)
                                Claude M. Ballard
                                Gary L. Bryenton

Performance Graph

     The graph set forth below compares the cumulative stockholder return on the Company's Common Stock of the Company with the cumulative total return of the Russell 2000 index of small companies ("Russell 2000") and the NAREIT All Equity REIT Total Return Index for the period commencing December 31, 1999, through December 31, 2004. The following graph assumes that the value of the investment in the Company and the indices was $100 at the beginning of the period and that dividends were reinvested. The stock price performance presented below is not necessarily indicative of future results:


                                [OBJECT OMITTED]




Index                                        12/31/99   12/31/00    12/31/01   12/31/02   12/31/03   12/31/04
--------------------------------------------------------------------------------------------------------------
CBL & Associates Properties, Inc.              100.00     133.61      179.15     241.87     361.26     511.86
Russell 2000                                   100.00      96.98       99.39      79.03     116.38     137.71
NAREIT All Equity REIT Index                   100.00     126.37      143.97     149.47     204.98     269.70


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Management Company and Management Agreement

     The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company's properties. From the Management Company's inception in 1993 through March 11, 2004, the Company, through the Operating Partnership, owned 100% of the preferred stock and a portion (initially, 5% then increased to 6.23%) of the common stock of the Management Company, and Charles
B. Lebovitz, his family and certain of the Associates owned the balance (initially, 95% then decreased to 93.77%) of the common stock of the Management Company. The Management Company was initially structured to comply with certain technical requirements of the Code applicable to real estate investment trusts and through the ownership of 100% of the preferred stock of the Management Company, the Company enjoyed substantially all of the economic benefits of the Management Company's business. By virtue of certain revisions to the Code eliminating the necessity of the initial structure of the Management Company, the Company, on March 11, 2004, through the Operating Partnership, acquired the 93.77% of the common stock of the Management Company from Charles Lebovitz, his family and certain of the Associates, thereby securing for the Company 100% of the ownership of all classes of stock of the Management Company. The purchase price paid to Charles Lebovitz, his family and certain of the Associates for the 93.77% of the common stock of the Management Company was $75,250, representing the amount of their initial capital contributed to the Management Company on its formation in 1993. The Management Company also provides management services for certain properties owned by CBL's Predecessor and certain other third parties for which the Management Company is paid a management fee. See "Retained Property Interests."

Operating Partnership Agreement; CBL Rights

     The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owns, as of March 14, 2005, 31,399,138 common partnership units, representing a 1.6% interest as the sole general partner and a 53.4% interest as a limited partner for an aggregate 55.0% interest in the Operating Partnership. CBL's Predecessor owns 7,335,189 common partnership units, representing a 12.86% limited partner interest in the Operating Partnership. CBL's Predecessor also owned 1,492,839 shares of CBL's common stock at December 31, 2004, for a combined total interest of 15.3% in the Operating Partnership. Certain executive and senior officers also own common partnership units.

     Pursuant to the Operating Partnership Agreement, the limited partners were granted CBL Rights, consisting of the rights to exchange all or a portion of their common partnership units in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company's election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company's Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable Ownership Limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company's qualification as a real estate investment trust for tax purposes.

     The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the trading price of the shares of Common Stock at the time of exercise.

     CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests

     CBL's Predecessor owns interests in outparcels at certain of the Company's malls and a minority interest in one mall, the majority interest of which is owned by third parties. Certain members of Charles B. Lebovitz's family continue to own four community and neighborhood centers. The properties retained by CBL's Predecessor and the properties owned by the Lebovitz family are managed and leased by the Management Company which receives a fee for its services. During fiscal year 2004, CBL's Predecessor and the Lebovitz family paid the Management Company approximately $245,000 under such arrangement.

Affiliated Entities

     Certain executive officers of the Company collectively have a significant but non-controlling interest in a major national construction company that built substantially all of the properties developed by the Company and is currently building the Company's projects under construction, including renovations and expansions. Charles B. Lebovitz is also a director of the construction company. The majority interest in the construction company is held by the members of its senior management, none of whom are affiliated with CBL's Predecessor or the Company. As of December 31, 2004, the Company had 17 active contracts (including contracts in respect of each of the construction properties) with such construction company having an aggregate value of approximately $135.3 million ($110.7 million of which is the Company's obligation and the balance of which is the obligation of third party partners). During fiscal year 2004, the Company and its third party partners paid an aggregate of approximately $143.7 million to this construction company ($116.0 million of which was paid by the Company and the balance of which was paid by third party partners). The Company's Audit Committee reviews the relationship between the Company and the referenced construction company pursuant to procedures established in November 1994. These procedures include an ongoing review by the Company's independent accountant of a cross section of the Company's contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor.

     The construction company and CBL's Predecessor own all of the interests of a partnership that owns two aircraft and a fractional interest in another aircraft used by the personnel of the Company and the construction company. Each partner contributes equally to fixed costs and shares variable costs through an hourly charge based on usage. The Company reimburses the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company. During fiscal year 2004, the Company paid approximately $1.6 million as reimbursement for operating expenses pursuant to such arrangement with the amount of such reimbursement being previously approved by the Company's Independent Directors.

     The Bylaws provide that any contract or transaction between the Company or the Operating Partnership and one or more directors or officers of the Company or between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by disinterested directors or stockholders after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.

Certain Leases

     Certain officers and certain Company employees are partners in partnerships that lease 36 spaces representing approximately 38,446 square feet in 25 of the Company's malls as tenants. Such spaces are operated as food service and entertainment establishments. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

     Shumacker Witt Gaither & Whitaker, P.C., local counsel to the Company and CBL's Predecessor, leases 5,418 square feet of office space at the Company's office building. The construction company also leases 20,637 square feet of office space at the Company's office building. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

Other

     Charles B. Lebovitz, certain members of his family, certain of the Associates, a partnership consisting of certain of the Associates, and Eric P. Snyder have personally guaranteed an aggregate of $12.99 million of the debt of the Operating Partnership. Such guarantee is payable only if, and to the extent that, proceeds from a foreclosure sale of all assets of the Operating Partnership are not in excess of the guarantee.

     Michael I. Lebovitz and Alan L. Lebovitz, sons of Charles B. Lebovitz, and Daniel M. Backer, the son-in-law of Charles B. Lebovitz, are employed by the Company and each receives compensation from the Company commensurate with his level of experience and other Company employees having similar responsibilities.

     Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee ("First Tennessee"). The Company is currently maintaining a $100 million line of credit from First Tennessee that matures in 2007. There was approximately $23.4 million outstanding on this line of credit as of December 31, 2004. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms.

     John N. Foy is currently an advisory director of AmSouth Bank of Tennessee ("AmSouth"). The Company is currently maintaining a $10 million line of credit from AmSouth that matures in 2007. There was approximately $2.0 million of letters of credit drawn on this line of credit as of December 31, 2004. In addition, AmSouth is a 25% participant in the First Tennessee line of credit referred to in the immediately preceding paragraph and provides certain cash management services to the Company and also serves as the administrator of the Management Company's 401(k) Plan. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with AmSouth on competitive terms.

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                 OF COMMON STOCK FROM 95,000,000 TO 180,000,000

     The Board of Directors is seeking stockholder approval for an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the authorized number of shares of Common Stock from 95,000,000 shares to 180,000,000 shares (the "Proposed Amendment"). On March 14, 2005, the Board of Directors adopted resolutions setting forth the Proposed Amendment in the form of an amendment to the first sentence of Section A of Article IV of the Certificate of Incorporation, determining the Proposed Amendment to be advisable and recommending that stockholders approve the Proposed Amendment.

     The following is the text of Paragraph A of Article IV of the Company's Certificate of Incorporation, as proposed to be amended:

       A. Classes and Number of Shares.

          The total number of shares of all classes of Equity Stock that the Corporation shall have authority to issue is One Hundred Ninety-Five Million (195,000,000) shares, consisting of (i) Fifteen Million (15,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (ii) One Hundred Eighty Million (180,000,000) shares of common stock, par value $.01 per share (the "Common Stock").

Purpose and Effect of the Proposed Amendment

     The Board of Directors has considered authorizing a stock split as a means of increasing the liquidity of the Company's Common Stock, taking into account, among other things, the experiences of others companies (including REITs) that have split their stock. The Board of Directors currently expects to adopt a resolution authorizing a two-for-one split of the Company's Common Stock by means of a stock dividend. A primary purpose of the Proposed Amendment is to provide the Company with sufficient authorized shares of Common Stock to allow the Board to make this determination while maintaining sufficient authorized but unissued shares for other corporate purposes, including acquisitions through the use of Common Stock and/or minority interests in the Operating Partnership convertible into Common Stock, raising additional capital through the issuance of Common Stock or of other securities that are convertible into Common Stock and, subject to applicable stockholder approval requirements, adopting additional equity-based employee benefit plans or to reserve additional shares for issuance under such plans and under plans of any companies the Company may acquire.

     If stockholders approve the Proposed Amendment, the Company presently expects to use approximately 69% of the 85,000,000 additional authorized shares of Common Stock for purposes of the contemplated stock split, including, without limitation, the additional shares of Common Stock to be reserved for issuance upon any exercise of CBL Rights (after adjustment for the stock split). Any additional authorized shares of Common Stock may be used for each or any of the purposes described above. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or by NYSE or other applicable rules. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors. Because the Certificate of Incorporation does not confer upon the Company's stockholders preemptive rights with respect to Common Stock, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares.

     Other than the contemplated future stock split in the form of a stock dividend, future issuances under the Company's employee benefit plans and dividend reinvestment plan, and the rights of the minority limited partners in the Operating Partnership to exchange all or a portion of their limited partnership interests for shares of the Company's Common Stock or, at the Company's election, their cash equivalent, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any purposes.

     As of March 14, 2005, the Company had 31,399,138 shares of Common Stock issued and outstanding. In addition, as of such date, approximately 1,554,881 shares were subject to outstanding equity compensation awards, such as stock options and restricted stock awards (which are treated as outstanding shares), 108,785 shares were reserved for issuance pursuant to outstanding deferred compensation arrangements and an additional 964,686 shares were reserved for additional awards under the Company's Amended and Restated Stock Incentive Plan, as amended. Further, 25,630,481 shares were reserved for issuance pursuant to the rights of each of the minority limited partners in the Operating Partnership to exchange all or a portion of their limited partnership interests for shares of the Company's Common Stock or, at the Company's election, their cash equivalent. Thus, as of March 14, 2005, the Company had a total of 35,342,319 shares of authorized and unissued Common Stock remaining which are not reserved for one of the purposes described above. Accordingly, the Company presently does not have sufficient authorized and unissued shares to declare a stock split in the form of a stock dividend, should the Board of Directors decide to do so, without effecting the Proposed Amendment.

     If the Proposed Amendment is approved and the Board of Directors thereafter decides to proceed with a stock split in the form of a stock dividend with respect to the Company's outstanding Common Stock, equitable adjustments will be made, as of the effective date of any such stock split, in the number and price of shares reserved for issuance under the Company's equity compensation plans and pursuant to all outstanding awards thereunder, and to the conversion rights associated with the outstanding minority limited partnership interests in the Operating Partnership.

     The Proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. In April 1999, the Company distributed rights to the holders of its outstanding shares of Common Stock, pursuant to an arrangement designed to protect stockholders from proposed takeovers which the Board believes are not in the best interests of the stockholders, by providing stockholders with certain rights to acquire capital stock of the Company or of an acquiring entity upon the occurrence of certain events. Although the rights provide for the issuance of the Company's Series 1999 Junior Participating Preferred Stock in the event rights become exercisable, the Company may, under certain circumstances, be required to issue a substantial number of shares of Common Stock with respect to the rights. An increase in the number of authorized shares of Common Stock could, therefore, make a change in control of the Company more difficult by facilitating the issuance of additional shares of Common Stock pursuant to the rights. Accordingly, the Proposed Amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     If the Proposed Amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. However, if the Company's stockholders approve the Proposed Amendment to the Certificate of Incorporation, the Board of Directors retains discretion under Delaware law not to implement the Proposed Amendment. If the Board of Directors were to exercise such discretion, the number of authorized shares would remain unchanged.

Votes Necessary to Approve the Proposal

     Approval and adoption of the Proposed Amendment requires the affirmative vote of the holders of a majority of the Company's issued and outstanding shares of Common Stock, voting as a class. Since the Proposed Amendment concerns the authorization of additional shares of Common Stock only, holders of the Company's issued and outstanding shares of Preferred Stock are not entitled to vote on the Proposed Amendment under the terms of the Certificate of Incorporate or applicable Delaware law.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO
               THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF
                            INCORPORATION, AS AMENDED


                        RATIFICATION OF THE SELECTION OF
                    INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP ("Deloitte & Touche") has served as the auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte & Touche serve as the Company's independent registered public accountants for the fiscal year ended December 31, 2005.

Independent Registered Public Accountant's Fees and Services

     The Company was billed for professional services provided during fiscal years 2003 and 2004 by Deloitte & Touche in the amounts set out in the following table.

                                           2003                  2004
                                   --------------------- ----------------------

Audit Fees (1)                             $587,500               $730,880
Audit-Related Fees (2)                      182,000                537,700
Tax Fees (3)                                374,460                590,780
All Other Fees (4)                               --                 48,043
                                   --------------------- ----------------------
      Total                              $1,143,960             $1,907,403
                                   ===================== ======================

                                       28

(1) Consists of fees billed for professional services in connection with the audit of the Company's annual financial statements for the fiscal years ended December 31, 2003, and December 31, 2004, the audit of the Company's internal controls over financial reporting as of December 31, 2004, reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during the 2003 and 2004 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2) Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees". These services include audits of the Company's subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements, as well as fees related to the Company's documentation of its internal controls over financial reporting.

(3) Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense; tax services related to mergers and acquisitions, and tax planning services.

(4) Consists of fees for products and services other than the services reported above. These services included permitted software license and implementation fees related to tax compliance software and an agreed-upon procedures engagement.

     The Audit Committee of the Board of Directors has considered the services rendered by Deloitte & Touche for services other than the audit of the Company's financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

     The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor's independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor's independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting.

     The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte & Touche to serve as the independent registered public accountants for the Company's fiscal year ending December 31, 2005. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche to serve as the Corporation's independent registered public accountants for the 2005 fiscal year. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Votes Necessary to Approve the Proposal

     The ratification of the selection of Deloitte & Touche as the Corporation's independent registered public accountants for the 2005 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                      THE RATIFICATION OF THE SELECTION OF
                     DELOITTE & TOUCHE LLP AS THE COMPANY'S
               INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2005

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC, stockholder proposals to be included in the Company's proxy statement with respect to the 2006 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than December 2, 2005.

     In addition, the Company's Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting (the "Anniversary Date"); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

                          OTHER BUSINESS OF THE MEETING


     Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

                                 By Order of the Board of Directors

                                 /s/ Stephen D. Lebovitz

                                 STEPHEN D. LEBOVITZ
                                 Secretary


Chattanooga, Tennessee
April 1, 2005


COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

                       ANNUAL MEETING OF STOCKHOLDERS OF
                        CBL & ASSOCIATES PROPERTIES, INC.
                                 ON MAY 9, 2005

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 9, 2005, at 4:00 p.m., local time, at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

1. TO RE-ELECT FOUR DIRECTORS TO SERVE FOR THREE YEARS AND UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

[ ] FOR THE NOMINEES LISTED BELOW     [ ] WITHHOLD AUTHORITY
                                          to vote for the nominees listed below

(INSTRUCTION: To withhold authority to vote for the nominee strike a line through the nominee's name below:)
Charles B. Lebovitz     Claude M. Ballard      Gary L. Bryenton     Leo Fields

2. To act upon a proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $0.01 per share, from 95,000,000 to 180,000,000 shares.

              [ ] FOR              [ ] AGAINST             [ ] ABSTAIN

                           (Continued on reverse side)

                           (Continued from other side)

3. TO RATIFY THE SELECTION OF DELOITTE & TOUCHE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE COMPANY'S FISCAL YEAR ENDING DECEMBER 31, 2005.
              [ ] FOR              [ ] AGAINST             [ ] ABSTAIN


Dated:   _________________________, 2005
                                           ______________________________
                                           Signature

                                           ______________________________
                                           Signature if held jointly

                                           NOTE:  When shares are held by joint
                                           tenants,  both should sign. Persons
                                           signing as Executor, Administrator,
                                           Trustee, etc. should so indicate.
                                           Please sign  exactly as the name
                                           appears on the proxy.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.